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                                                                    EXHIBIT 10.5


                         FULFILLMENT SERVICES AGREEMENT


This Fulfillment Services Agreement (the "Agreement"), dated as of September 11, 1999, is between Professional Marketing Associates, Inc., an Arizona corporation ("Professional Marketing Associates") and Genius Products, Inc. (formerly International Trading & Manufacturing Corporation) (the "Company" &/or "Client").

WHEREAS, Professional Marketing Associates has the capability to provide certain order entry and fulfillment services for the Company's direct response offerings.

WHEREAS, the Company's use of Professional Marketing Associates order entry and fulfillment services shall be under the terms and conditions set forth in this Agreement.

Therefore, Professional Marketing Associates and the Company agree as follows:

1.   Merchandise ownership.

     A. For the purposes of this Agreement, "merchandise" means all products provided by the Company for sale or delivery to Company's customers pursuant to this Agreement. The Company shall retain ownership of all merchandise covered by this Agreement and risk of loss at all times. Legal title to the merchandise remains with the Company until the merchandise is shipped for delivery to the Company's customer.

     B. Professional Marketing Associates makes no claim of ownership of the merchandise and shall act only as the Company's independent contractor for the purposes of order entry, order processing, warehousing and distribution of merchandise.

     C. Customer orders for the merchandise are with the Company and the Company is the seller of the merchandise.

2.   Order entry and processing.

     A. Professional Marketing Associates shall accept and process customer orders for merchandise received by all media designated by the Company.

     B. For each customer order taken, Professional Marketing Associates shall enter all or any part of the following information into its information systems: customer name, address, city, state, zip code and telephone number, description and quantity of merchandise ordered, price, method of payment, advertising source codes, shipping instructions, and company specific messages. The Company shall own all rights, title and interest in such information, all of which shall be deemed Confidential Information for the purposes of Section 14.

     C. Except as provided in Subsection D of this section, Professional Marketing Associates shall promptly process all qualified requests and use its best efforts to cause the order to be shipped to the customer within three (3) business days after receipt of the order.

     D. The Company shall provide sufficient advance notice of all media promotions to enable Professional Marketing Associates to implement an order fulfillment program appropriate for the Company's projected response forecast. Professional Marketing Associates hereby acknowledges that the Company has given notice of a national TV promotion scheduled for September 14, 1999, the projected response of which is likely to be very high.



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3.   Sales price of merchandise.

     A. For all orders processed pursuant to this Agreement, Professional Marketing Associates shall charge the Company's customers the Company's designated unit price, plus applicable sales and use taxes and other charges designated by the Company.

     B. The company shall notify Professional Marketing Associates of any change in the unit price at least forty-eight (48) hours in advance of the date the price change takes effect, and shall subsequently confirm the change in writing. Price changes may include quantity discounts, promotion and advertised specials, coupons, rebates or any other change to the unit price designated by Company.

4.   Sales and use taxes.

     A. Since title to the merchandise remains with the Company at all times, the Company is liable and responsible to remit all sales and use taxes to the appropriate taxing authorities. Professional Marketing Associates assumes no liability for payment of sales and use tax.

     B. Professional Marketing Associates shall charge the Company's customers for sales and use taxes as directed in writing by the Company and furnish the Company with monthly reports stating the taxable revenues, taxes collected and tax rates effective for each jurisdiction for which taxes must be paid.

     C. Professional Marketing Associates assumes no responsibility for determining whether sales of the Company's merchandise are taxable in a given jurisdiction, or that the rate or method of calculating any such taxes is correct. Professional Marketing Associates agrees only to use reasonable care and skill in calculating and collecting taxes due based on the rates and methods supplied by the Company.

     D. The Company shall indemnity, defend and hold harmless Professional Marketing Associates, its officers, directors, and managing officers from and against all claims, suits or liabilities and expenses, including reasonable legal fees, for the Company's failure to remit to the appropriate authorities any sales or use taxes claimed to be due and owing by reason of the Company's sale of merchandise to its customers; provided that Professional Marketing Associates has fulfilled its obligation to collect and result sales tax reports in the manner specified in writing by the Company.


5.   Processing payments.

     A. Professional Marketing Associates shall process payments considered acceptable. A payment is considered acceptable if it is for the full amount of the sale, and in cash or by a designated credit card. Designated credit cards include Visa, MasterCard, Discover Card, Diners Club and American Express and any other credit cards which the Company and Professional Marketing Associates mutually agree to accept. The Company shall designate in writing a maximum permitted amount or percentage of underpayment which is considered acceptable to the Company, and for which an order may be shipped. This allowance is not a discount and applies only to those transactions in which the customer fails to remit a correct payment to Professional Marketing Associates.

     B. Professional Marketing Associates shall receive, control, process and report incoming cash, checks, credit card and balance due payments on a daily basis. Professional Marketing Associates shall promptly deposit all payments it receives within two (2) business days of shipment of product.

     C. Professional Marketing Associates shall process refunds and credits for returned merchandise pursuant to the Company's written policies and applicable state and federal regulations.




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6.   Delivery.

     Professional Marketing Associates shall ship merchandise to customers by United Parcel Service (UPS), the United States Post Office (USPS) or equivalent delivery service consistent with Company's requirements for shipping and delivery of merchandise.

7.   Customer services.

     A. Professional Marketing Associates shall provide trained representatives to respond to mail or other inquiries by the Company's customers for merchandise information, order status, order changes, cancellations, returns or billing problems.

     B. Professional Marketing Associates shall send back - order notices and process customer return cards in accordance with applicable federal, state and local laws. It shall also respond to customer complaints, process rejected credit card charges, and issue refunds or merchandise credits.

     C. Professional Marketing Associates shall issue appropriate UPS call tags, request proof of delivery, and process all necessary tracers and claims for non-delivery or damage on behalf of Company. Professional Marketing Associates shall provide Company with proof of shipments but is not responsible in any way for credit card charge-backs. Professional Marketing Associates shall pick up all mail relating to the fulfillment services provided under this Agreement at designated Post Office addresses once each day.

     D. Professional Marketing Associates acknowledges that the satisfaction of the Company's customers is of paramount importance to the Company and that the Company is entering into this Agreement in reliance on Professional Marketing Associate's undertaking to deliver the services hereunder to the highest professional standard. The protocol and content of customary and usual written or oral communications between Professional Marketing Associates and the Company's customers shall be subject to the Company's prior approval.

8.   Returns.

     Professional Marketing Associates shall instruct customers on the appropriate procedure for returning merchandise and inspect all returned merchandise. Professional Marketing Associates shall inspect and repackage all undamaged or unused merchandise and return it to inventory for resale. Professional Marketing Associates shall repackage all damaged or unsalvageable merchandise, and process such merchandise in any manner designated by the Company at the Company's expense.

9.   Operating reports.

     A. Professional Marketing Associates shall provide the Company with standard system reports on a regular basis for all services provided pursuant to this Agreement. Standard system reports include a compilation of customer order information and monthly sales and tax reports upon written request from the Company.

     B. If special reports not provided as part of the standard reporting system are required, the Company shall pay Professional Marketing Associates for any programming expenses incurred. Professional Marketing Associates shall provide the Company with a written estimate of expected programming charges, and obtain written authorization from the Company for such modifications before proceeding with the programming development of special reports.


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10.  Compensation and payment.

     A. The Company agrees to pay Professional Marketing Associates the rates prescribed in the Services Fees as set forth in Exhibit "A" attached hereto and incorporated herein. If other services not specifically defined in this Agreement are requested by the Company in writing, the compensation to Professional Marketing Associates shall be the hourly rate prescribed in the Service Fees.

     B. If in the event The Company ceases selling the product and requests inventory to be returned to them, then Professional Marketing Associates shall waive any monthly minimum fee beginning with the next calendar month until the termination of the Agreement. If, the Company then proceeds to market the product again during the term of the Agreement, any minimum charge agreed by the parties in writing shall again commence beginning on the first day of the calendar month the marketing and/or selling begins, and shall continue until the termination of the Agreement.

     C. Any and all financial arrangements not covered in this contract must be agreed upon and attached to this contract.

11.  Compliance with laws.

     The Company shall comply with all applicable laws, regulations and requirements of the Federal Trade Commission, the Food and Drug Administration, and any other state or federal agency which might have jurisdiction over the Company's merchandise or sales transactions. The Company shall monitor compliance under such laws, regulations and requirements, and shall promptly notify Professional Marketing Associates of any special compliance issues raised by the offer or sale of the Company's merchandise or sales or promotional activities in a particular state.

12.  Indemnification.

     (a) The Company shall indemnify and hold harmless Professional Marketing Associates and its employees from and against all claims, damages, losses and expenses, including reasonable legal fees and costs of suit, arising out of or relating to any defects in the merchandise or from the Company's negligent or culpable acts or omissions.

     (b) Professional Marketing Associates shall indemnify and hold harmless the Company and its employees from and against all claims, damages, losses and expenses, including reasonable legal fees and costs of suit, arising out of or relating to (1) any damage caused to the merchandise by the gross negligence or willful misconduct by Professional Marketing Associates while such merchandise is in its custody, (2) from the Professional Marketing Associates' negligent or culpable acts or omissions or (3) third party claims arising as a result of a material breach of this Agreement by Professional Marketing Associates.

13.  Insurance.

     The Company shall provide, at its own expense, all necessary insurance for product damage loss through fire or other casualty while the merchandise is in the custody of Professional Marketing Associates, or in transit to or from any location.

14.  Confidentiality.

     Material or information which the Company gives or divulges to Professional Marketing Associates or which comes into the possession or knowledge of Professional Marketing Associates and which relates to the Company and its business operations, such as financial information, marketing data, customer


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     lists and pricing policies, is confidential and proprietary data.
     Professional Marketing Associates shall hold this information or material in confidence and shall not reveal the information or material without the consent of the Company. On termination of this Agreement, Professional Marketing Associates shall immediately deliver this information or material to the Company on request if all invoices and outstanding debts to Professional Marketing Associates have been paid.

15.  Use of Company name.

     Except to the extent necessary to perform its services under this Agreement, Professional Marketing Associates shall not use the Company's name or any derivation of the Company's name for advertising or trade purposes without the Company's prior written permission. Notwithstanding this prohibition, Professional Marketing Associates may list the Company among its clients in any brochure, business plan or other document describing the business and clients of Professional Marketing Associates.

16.  Programming ownership.

     Professional Marketing Associates is the exclusive owner of all internally-designed or developed computer programming utilized for processing, tracking, fulfilling, analyzing or reporting orders of the Company's merchandise. The Company shall not, directly or indirectly, divulge, disclose or communicate to any other person or company who is not a party to this Agreement information concerning programming or systems designed or utilized by Professional Marketing Associates.

17.  Audit and inventory.

     A. Upon reasonable advance written notice and during normal business hours, the Company or the Company's authorized representatives may inspect, audit, and copy excerpts from books, records, contracts and data processing procedures created or maintained by Professional Marketing Associates that relate to the reconciliation of invoices to the Company and to this Agreement. This audit or inspection shall take place at the offices of Professional Marketing Associates or such other place as the parties mutually agree. The Company shall pay all direct and indirect costs of any such inspection or audit, except the salaries of Professional Marketing Associates' employees, and those costs reasonably incurred by Professional Marketing Associates in cooperating with such inspection or audit. Professional Marketing Associates shall pay all of the Company's direct and indirect costs of any such inspection or audit if amounts invoiced to the Company exceed 105% of the audited amounts payable by the Company over the audit period.

     B. On reasonable advance written notice from the Company, Professional Marketing Associates shall perform a physical inventory of the Company's merchandise entrusted to Professional Marketing Associates at reasonable times during normal business hours at no cost to the Company at a rate of 1 per physical year. The Company shall compensate Professional Marketing Associates as prescribed in the Service Fees section of this Agreement for all costs incurred in conducting additional inventories per physical year.

16.  Shrinkage

     A. Professional Marketing Associates will take reasonable and prudent precautions to preserve and protect Client's property, including all property that is returned by buyers. Provided that such precautions are taken by Professional Marketing Associates, Professional Marketing Associates shall not be responsible or liable for, and CLIENT agrees to hold Professional Marketing Associates harmless from property losses or shrinkage under the acceptable annual rate of 1.5% of the wholesale value.

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     B.  Professional Marketing Associates is not responsible for any shrinkage incurred prior to receipt by Professional Marketing Associates or any hidden shrinkage or shortage not visibly apparent at time of receipt.

19.  Reserve for shipping costs and customer refunds.

     At all times during the term of this Agreement, the Company shall provide Professional Marketing Associates with sufficient funds to cover all delivery service shipping costs.

20.  Return of merchandise to the Company.

     A. Professional Marketing Associates shall, within thirty (30) days after termination of this Agreement, deliver all the remaining merchandise entrusted to it by the Company to a location specified by the Company on a freight-collect basis. The Company shall also have the option to arrange for the delivery of the product themselves.

     B. Professional Marketing Associates assumes no responsibility for any perishable or date-sensitive merchandise remaining in its custody after the termination of this Agreement. Absent other instructions from Company, Professional Marketing Associates may, within sixty (60) days after the Company ceases to market any merchandise covered by this Agreement, charge appropriate storage fees until product is dispersed to destination designated by the Company.

     C. Professional Marketing Associates shall charge the Company the hourly rates prescribed in the Service Fees section of this Agreement to cover the direct cost of labor and administrative and systems support services for relocation of merchandise or return of merchandise to the Company.

21.  Default, termination, and renewal.

     Either Professional Marketing Associates or the Company may terminate this
     Agreement:

     A.   Upon not less than 30 days' prior written notice;

     B. Immediately if either party fails to pay any sum due to the other party within five (5) business days after receiving written notice that payment is past due; or

     C. Immediately if either party files a petition in bankruptcy, is declared bankrupt or insolvent, makes any assignment for the benefit of creditors or is placed in trustee or receivership.

     This Agreement shall be renewed automatically at the end of each term, at the rates then prevailing for Professional Marketing Associates' services, unless either party gives written notice to the other of its intent not to renew at least thirty (30) days prior to the end of each term.

22.  Force Majeure.

     Either party's failure to perform any of its obligations under this Agreement, except its payment obligations, is excused due to any cause or event beyond the parties' reasonable control including, without limitation, strikes, lockouts or other labor disputes, other than by employees by the affected


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     party, acts of God, fire, other casualty, civil insurrections, actions or orders of any governmental or other lawful authority or similar events.

23.  Assignment.

     Neither Professional Marketing Associates nor the Company may assign its interests in this Agreement without the prior written consent of the other party to this Agreement. Such consent shall not be unreasonably withheld.

24.  Arbitration.

     A. Any dispute or claim arising out of or relating to this Agreement, or the performance of any obligations created or imposed by this Agreement, shall be resolved by arbitration before the American Arbitration Association (AAA), through its office in Phoenix, Arizona. A single independent arbitrator shall be selected by the AAA, and all proceedings shall be conducted, according to the AAA's Commercial Arbitration Rules. The arbitrator's decision and award shall be final and binding, and it shall have the force and effect of a judgment when filed with any court of competent jurisdiction.

     B. The cost of the arbitration procedure shall be borne by the losing party or, if the decision is not clearly in favor of one party or the other, then the costs shall be borne as determined by such arbitration procedure.

     C. The arbitration procedure provided herein shall be the sole and exclusive remedy to resolve any controversy or dispute between the parties to this Agreement, and the proper venue for such arbitration proceeding and any legal action to enforce such arbitration award shall be Maricopa County, Arizona. The parties to this Agreement hereby expressly consent to the jurisdiction and venue of Maricopa County Superior Court.

25.  Attorneys' Fees.

     If any arbitration proceeding or action shall be brought to recover any amount due under this Agreement, or for or on account of any breach of or to enforce or interpret any of the terms, covenants, or conditions of this Agreement, the prevailing party shall be entitled to recover from the other party, as part of prevailing party's costs, a reasonable attorneys' fee, the amount of which shall be fixed by the arbitrators or by the Court and shall be made a part of any judgment or award rendered.

26.  Notice.

     All notices under this Agreement shall be in writing, shall be effective when received, and shall be given by personal service, by facsimile transmission with suitable proof of receipt, or by certified or registered mail, return receipt requested, to the addresses set forth below or at such other addresses which may be specified in writing to all parties hereto.

     Professional Marketing Associates, Inc.       Genius Products, Inc.
     405 West Fairmont Drive                       11250 El Camino Real
     Tempe, AZ 85282                               San Diego, CA 92130
     Attn: Lou Hagen                               Attn: Larry Balaban

27.  Number and gender.

     Whenever the context of this Agreement requires, the singular shall include the plural, the masculine shall include the feminine, and personal pronouns shall include corporations, firms, partnerships, or other forms of association.

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28.  Captions.

     Titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement of the intent of any of its provisions.

29.  Governing law and successors.

     This Agreement, and any dispute, claim or defense arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of Arizona. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.

30.  Entire agreement.

     This instrument contains the entire agreement of the parties, and no representations, warranties or inducements have been made by any of the parties hereto, except as expressly set forth herein.

31.  Term of Agreement.

     The Term of this Agreement shall be for a period of six (6) months and shall be renewed automatically at the end of each term pursuant to
     Section 21E.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month and year first above written.

Professional Marketing Associates, Inc.      Genius Products, Inc.


BY:    /s/ LOU HAGEN                         BY:   /s/ LARRY BALABAN
       ---------------------------                 ---------------------------
       Lou Hagen                                   Larry Balaban
TITLE:                                             SVP Marketing & Production


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                                  Exhibit "A"

                                SERVICES LISTING

================================================================================

                    PROCESSING COST PER ORDER: $1.65 (W.B.)
                                               $1.25 (2CD SET)

================================================================================


================================================================================

     1.   Receive and stock merchandise
     2.   Warehouse all merchandise
     3.   Receive orders via Electronic Transfer and process
     4.   Maintain customer database and products shipping labels
     5.   Insert pre-printed return forms and all bounce back materials
     6.   Pick, pack and ship merchandise
     7.   Provide reports and inventory counts as determined by The Company
     8.   Receive return packages
     9.   Inspect returned merchandise
     10.  Issue customer credits
     11.  Restock undamaged return merchandise
     12.  Answer customer service phone calls (included in per order costs.)
     13. Open, edit, enter data and prepare shipping labels for money order/check orders
     14.  Process credit card orders via The Company's merchant processing center
     15.  Mail credit card decline letters (The Company to provide and pay postage)
     16. Mail back-order merchandise letters (The Company to provide and pay postage)
     17.  Communicate with merchant bank for charges, credits and inquiries
     18.  Reply to merchant bank in the event of charge-backs
     19.  Make daily deposits
     20.  Initiate tracers and claims
================================================================================

When The Company's weekly volume of orders received reaches 5,000 orders, the cost per order as set forth above for all orders received during that week will be reduced by 10%. Additional 10% discounts (to a maximum of a 50% discount) will be given for each additional increment of 5,000 orders received during the week.

PMA will assist The Company in the setup of UPS and USPS accounts with funds paid directly to the supplier by The Company. PMA will also help establish and set up the link with a merchant bank. Also, at The Company discretion, PMA will obtain packaging with payment made directly to the supplier.

Processing Costs and USPS charges are to be paid in advance by The Company to PMA by weekly deposits.

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